EXHIBIT 99.1

For Immediate Release
CONTACT: Thomas J. Bellgraph, Vice President/CFO
Hastings Manufacturing Co. - (616) 945-2491
or
Brian Edwards, Ryan McGrath (mail@lambert-edwards.com)
Lambert, Edwards & Associates - (616) 233-0500

Hastings Manufacturing Co. Reports 2002 Results
Engine-component alliances, OEM sales drove higher revenues, improved gross margin

HASTINGS, Mich., March 19, 2003-Hastings Manufacturing Co. (AMEX: HMF) today reported its operating results for the year ended Dec. 31, 2002.

The Hastings, Mich.-based piston ring manufacturer and engine-products specialist reported net income of $504,758, or $0.67 per diluted share, on net sales of $35.8 million in 2002, compared with net income of $1,047,545, or $1.41 per diluted share, on net sales of $34.8 million in the prior year. The 2001 results included a non-recurring after-tax gain of approximately $471,000, or $0.63 per share, related to the sale of non-business property.

"We made substantial progress in 2002, despite challenging conditions in the automotive parts industry and the overall economy," said Mark Johnson, chairman and CEO of Hastings Manufacturing Co. "We improved our operations, expanded the number of high-quality engine products we can offer to customers, and extended our distribution in key global markets. Just as importantly, we were able to resolve a longstanding legal issue involving retirees of the Company.

"Like many companies, we are very cautious about the near-term and have already seen worsening conditions in our key markets during the first quarter of 2003," Johnson continued. "Still, our accomplishments in 2002 and over the past few years have put Hastings Manufacturing in a strong position to grow over the long-term -- through internally generated growth, as well as through acquisitions, joint ventures and marketing-and-distribution alliances."

Hastings attributed the three percent growth in 2002 revenue over 2001 to incremental sales volumes of Zollner™ pistons and ACL® engine products, which the Company sells through exclusive marketing-and-distribution alliances. Hastings also reported that sales of its flagship Hastings® piston rings to export markets and original equipment manufacturers (OEMs) increased, helping offset lower sales of piston rings in the U.S. and Canadian aftermarkets.

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HASTINGS / page 2 of 2

Gross profit margin improved to 30.2 percent in 2002, compared with 29.2 percent for last year. The Company attributed the improvement primarily to the growth of alliance revenues, which were partially offset by increased shipping expenses related to alliance products and the effect of the change in sales mix, as noted above. The Company said operating expenses increased in 2002 versus the prior year, due primarily to increased investment in sales and marketing, as well as higher personnel costs to support the new marketing-and-distribution alliances. Hastings said interest expense decreased 37.8 percent compared with 2001, reflecting reduced interest rates and improved cash management.

"The strides we made in 2002 will be important in helping us address the challenges of the next few quarters," Johnson said. "Moving forward, we will need to leverage our manufacturing, marketing and sales excellence in order to build our market share and increase our value as an engine-parts resource. Our product alliances, combined with our proposed acquisition of Ertel Manufacturing, will be critical components of our growth in 2003."

In February 2003, Hastings announced its Canadian subsidiary signed a definitive agreement to purchase Toronto-based Ertel Manufacturing Corp. of Canada, Ltd., a leading distributor of internal engine components throughout Canada's provinces. Upon completion of the transaction, the Hastings Canada unit will sell a full range of internal engine components, including piston rings, pistons, gaskets, bearings, camshafts and other parts.

The Ertel transaction builds on several alliances that helped Hastings expand its product line over the past 24 months. In 2001, Hastings signed agreements to exclusively market and distribute Zollner™ pistons and ACL® engine components in the United States and Mexico. In June 2002, the Company also reached an agreement with Troy, Mich.-based Intraco Corp. to market Hastings® piston rings and related products in Central America, South America and the Middle East.

"We are building our reputation as a full-line supplier of engine components," Hastings' President Andrew Johnson said. "We continue to focus on operational improvements and will seek out additional opportunities to market and distribute engine products that supplement our current offerings on a more global scale."

Hastings Manufacturing Co. serves the automotive parts market with a complete line of internal engine products including piston rings sold under the HASTINGS® brand name; pistons sold under the Zollner® brand; and gaskets, import pistons, engine bearings and a variety of other engine components sold under the ACL® brand. Hastings also markets engine additives sold under the CASITE™ brand through The Casite Company, a joint venture that markets both directly and through independent representatives. Canadian distribution of all products is handled through a wholly owned subsidiary, Hastings, Inc. located in Barrie, Ontario. During 1999, Hastings began to distribute and administer products for other U.S.-based suppliers in the Canadian market. These products complement the current piston ring offerings as to both distribution channels and customer base.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this news release include certain predictions and projections that may be considered forward-looking statements under securities laws. These statements involve a number of important risks and uncertainties that could cause actual results to differ materially, including but not limited to economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices.

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Hastings Manufacturing Company And Subsidiaries
Condensed Consolidated Statements of Operations

	Year ended December 31,
	2002	2001	2000

Net Sales	$ 35,827,001	$ 34,794,734	$ 35,146,234
Cost of Sales	25,004,385	24,646,401	25,741,410
Gross Profit	10,822,616	10,148,333	9,404,824

Operating Expenses:
Advertising	234,308	213,580	168,203
Selling	3,204,396	3,100,015	3,121,756
General & Administrative	6,177,807	5,254,369	5,609,458
Total Operating Expenses	9,616,511	8,567,964	8,899,417

Operating Income (Loss)	1,206,105	1,580,369	505,407

Other Expenses (Income):
Interest expense	380,882	612,315	753,679
Other, net	30,465	(751,491)	(60,116)
Total Other Expenses (Income)	411,347	(139,176)	693,563

Income (Loss) Before Taxes	794,758	1,719,545	(188,156)

Income Tax Expense (Benefit)	290,000	672,000	271,000
Net Income (Loss)	$ 504,758	$ 1,047,545	$ (459,156)

Net Income (Loss) Per Share of Common Stock:
Basic	$ 0.68	$ 1.41	$ (0.61)
Diluted	$ 0.67	$ 1.41	$ (0.61)

Average Shares Outstanding:
Basic	745,046	745,046	748,653
Diluted	751,345	745,046	748,653

Note:	The 2000 Net Sales and Advertising amounts were reduced by $109,194 resulting from a reclass of Co-op Advertising expenses, reflecting the implementation of EITF25.